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                                                                 EXHIBIT (i)(ii)

              [LETTERHEAD OF VENABLE, BAETJER, HOWARD & CIVILETTI]

                                          June 17, 1991

Dechert Price & Rhoads
1500 K Street, N.W.
Washington, D.C. 20005-1208

                     Re: Cohen & Steers Realty Shares, Inc.
                         ----------------------------------
Ladies and Gentlemen:

    We have acted as special Maryland counsel for Cohen & Steers Realty Shares, Inc., a Maryland corporation (the 'Fund'), in connection with the organization of the Fund and the issuance of shares of its common stock.

    As Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the Propsectus and Statement of Additional Information included in the Fund's Registration Statement on Form N-1A, substantially in the form in which it is to become effective (the 'Prospectus'), and have examined and relied upon such corporate records of the Fund and other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed without independent verification the genuineness of all signatures and the conformity with originals of all documents submitted to us as copies.

    Based on such examination, we are of the opinion and so advise you that:

    1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

    2. The 4,000 shares of presently issued and outstanding Common Stock of the Fund have been validly and legally issued and are full paid and nonassessable.










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Dechert Price & Rhoads
June 17, 1991
Page Two

    3. The shares of Common Stock of the Fund to be offered for sale pursuant to the Prospectus are duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be full paid and nonassessable.

    This letter expresses our opinion as to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock, but it does not extend to the securities or 'Blue Sky' laws of Maryland, to federal securities or to other laws.

    You may rely upon our foregoing opinion in rendering your opinion to the Fund which is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption 'Counsel and Independent Auditors' in the Prospectus. We do not thereby admit that we are 'experts' as that term is used in the Securities Act of 1933 and the regulations thereunder.

                                          Very truly yours,

                                          VENABLE BAETJER & HOWARD

JPS/jal
7733/DCCRP